STRICTLY PRIVATE & CONFIDENTIAL

8 August 2006

Mr Jim Veninger
Robinson's Barn
Newton-in-Bowland
England
BB7 3AF

Dear Jim,

On behalf of Cambridge Display Technology Ltd. ("CDT"), I am pleased to offer you the position of Vice-President, Technology Development. CDT will provide a salary of GBP 150,000 per annum paid monthly. In addition, you will be eligible to participate in CDT's bonus scheme, which is payable up to a maximum of 35 percent of your annual salary and is awarded against achievement of agreed performance targets. Your estimated date of hire is 2 October 2006. This offer of employment is conditional upon CDT obtaining satisfactory references. This offer is also subject to us being able to secure a work permit to allow you to legally live and work in the United Kingdom.

You will be eligible to participate in the Cambridge Display Technology Inc Stock Incentive Plan. Subject to the Plan Rules and subject to Board approval, you will be awarded 80,000 restricted shares upon joining CDT.

You will be eligible to participate in the benefits program (including private health insurance, pension plan and life assurance) established at CDT.

As it will be necessary for you to relocate to the Cambridge/Huntingdon area, CDT Limited will provide assistance for you to do so. A copy of the current relocation policy is enclosed. It is expected that you relocate to this area within 12 months of your joining and, as outlined in the relocation policy, eligibility for relocation benefits is subject to relocation being within this timeframe.

By accepting this offer you confirm that:

(a) you are not subject to restrictions or other obligations relating to the nature or scope of your employment with another employer; and
(b) by your performance of your duties as contemplated by this letter you will not knowingly violate the terms or conditions of any prior employment agreements you may have executed; and
(c) you are currently in good health and expect to pass any medical examinations necessary for the establishment of your benefits package.

This offer is comprised of this letter and the attached statement of the main terms and conditions of employment. No prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this offer package.

If you accept the offer of employment, I should be grateful if you would return to me one copy of the offer letter and a copy of the statement of the main terms and conditions of employment signed by yourself. A copy is also enclosed for your records.

If you have any queries regarding the offer we have made to you please do not hesitate to contact me to discuss these queries.

This offer is valid until 15 August 2006.

Yours sincerely,

/s/ Emma Jones

Emma Jones
VP, Human Resources & Facilities

I agree to the above         Signed:        /s/ Jim Veninger
                         Jim Veninger

        Dated: 10 August 2006

STATEMENT OF MAIN TERMS AND CONDITIONS OF EMPLOYMENT

This Agreement is made on the 8 August 2006.
Between:
(1) Cambridge Display Technology Limited (company number 2672530) whose registered office is at Building 2020, Cambourne Business Park, Cambridgeshire, CB3 6DW ("CDT" and/or "the Company"); and

(2) Mr Jim Veninger of Robinson's Barn, Newton-in Bowland, BB7 3AF ("You"and/or "Your").

It is agreed that the following is a statement of the main terms and conditions applying to your employment with CDT, including all particulars required to be given to you in writing under the Employment Rights Act 1996. This statement together with your offer letter, and the stipulated provisions of the relevant employment policies, constitutes your contract of employment

DATE OF COMMENCEMENT OF EMPLOYMENT

Your continuous employment with CDT dates from 2 October 2006.

Your employment with any previous employer does not count as part of your continuous period of employment.

MAIN PLACE OF WORK

Your main place of work will be the CDT office at Godmanchester, or such other location within the United Kingdom as CDT reasonably requires.

You may on occasion be required to work at other locations in the United Kingdom, including, but not limited to, Cambridge and Cambourne.

The nature of your appointment may require you to travel inside and outside the UK on company business, as required for the performance of your duties. There is no current requirement for you to work outside the United Kingdom for any consecutive period in excess of one month.

JOB TITLE

You are employed as Vice-President, Technology Development.

Your job title is not regarded as exclusive or exhaustive. There will be other duties and requirements associated with your position that are within your capabilities and which you may be required to undertake.

1. REMUNERATION

Your annual salary is GBP 150,000. Any changes to your annual salary will be notified to you in writing. You will be paid monthly in arrears on the 28th day of each month by direct credit transfer to your UK bank account. Where the 28th day falls on a weekend or a bank holiday, you will be paid on the preceding working day.

You will be provided with an itemised pay statement.

2. OTHER BENEFITS

You will be eligible to participate in the CDT benefits program that will include:

2.1. Private Health Insurance
2.2. Life Assurance
2.3. Pension Plan
2.4. Relocation
2.5. Bonus

3. HOURS OF WORK

Your normal starting time is 8.30a.m. and your normal finishing time is 5.00p.m. Monday to Friday with an unpaid lunch break of one hour each day. You are required to work at such other times as CDT may reasonably require and as may be necessary for the proper performance of your duties. As a salaried employee overtime is not payable.

4. HOLIDAYS AND HOLIDAY PAY

Your annual paid holiday entitlement is 27 working days in any complete calendar year of employment, which accrues on a pro-rata basis for each completed month of employment. The holiday year at CDT runs from 1 January to 31 December. In all but exceptional circumstances, you are required to retain three days of annual leave from your entitlement as the CDT offices will be closed during the Christmas and New Year period.

Should you be absent for more than 4 weeks for any reasons, CDT reserves the right to suspend accrual of any holiday in excess of the minimum 4 weeks conferred by the Working Time Regulations (where applicable, this clause will not apply to the Ordinary Maternity Leave period).

Further details of the holiday policy can be obtained from your Line Manager.

Bank and Public Holidays

In addition to annual holidays, you are entitled to paid holiday on all English statutory public holidays and any additional holidays as awarded by CDT.

5. SICK PAY SCHEME

5.1. Any absence due to sickness or injury must be notified to your designated Line Manager as soon as possible together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

5.2. In the event of you being absent for more than 7 days (inclusive of weekends), medical evidence must be produced in the form of a statement of reasons for absence completed by a qualified medical practitioner and sent to your Line Manager.

5.3. Any payments made in addition to Statutory Sick Pay are entirely at the discretion of CDT and will not create a precedent either for CDT or for the individual.

6. PENSION SCHEME

CDT provides access to a Group Stakeholder Pension Plan for all employees. CDT will contribute 5 percent of your pensionable salary to this plan provided that you also contribute a minimum of 5 percent of your pensionable salary. You can choose to pay less than 5 percent of your pensionable salary into the plan if you wish, however you will not then receive a contribution from CDT.

You can also elect to contribute more than 5 percent of your salary to this plan (subject to legislative maximums) however CDT will not match any payments above 5percent.

Details of this scheme will be provided to you when you join.

7. MATERNITY / PATERNITY PROVISIONS

CDT's Maternity or Paternity policy and procedure can be obtained from your Line Manager, where applicable.

8. PARENTAL LEAVE

CDT's Parental Leave policy and procedure can be obtained from your Line Manager.

9. EMERGENCY DOMESTIC LEAVE

CDT's Emergency Domestic Leave policy can be obtained from your Line Manager.

10. GRIEVANCES

If you have any grievance in relation to your employment you should outline your grievance in writing to your Line Manager. The further steps that will follow this application are set out in the Company's grievance procedure, a copy of which is available from your Line Manager.

11. DISCIPLINARY PROCEDURES

You are subject to the Company's disciplinary and dismissal procedure, a copy of which is available from your Line Manager. Application of the procedure is discretionary and is not a contractual entitlement. If you are dissatisfied with any disciplinary decision relating to you or any decision to dismiss you should outline this in writing to your Line Manager.

12. TERMINATION OF EMPLOYMENT

The length of notice you are required to give and entitled to receive to terminate your employment shall be 6 months'. Notice given by either party shall not be effective until given in writing. CDT may at its option pay you a lump sum in lieu of your notice period.

CDT has the right to dismiss you without notice or pay in lieu of notice in the case of gross misconduct.

CDT shall have the right during the period of notice or any part thereof, to place you on leave, paying you during this period your normal salary and benefits.

Your employment with CDT will automatically terminate when you reach the normal retirement age for CDT's employees, which is currently 65 years of age. You will be notified of any change in CDT's retirement age.

13. GARDEN LEAVE

CDT reserves the right to require you to remain at home on garden leave during any notice period and remain available to attend the workplace if required. During any notice you may not be engaged in any capacity with another company without written permission.

14. OUTSIDE INTERESTS

14.1. You agree not to be, without the prior approval of the Board, directly or indirectly employed, engaged, concerned or interested in any other business which

14.1.1 is wholly or partly in competition with the business of CDT or that of any "Group Company" (which shall include CDT and any holding company, subsidiary or subsidiary of a holding company of CDT, the terms "holding company" and "subsidiary" having the meanings given to them in section 736 Companies Act 1985); or

14.1.2 we consider requires or might reasonably require you to disclose or make use of Confidential Information in order to properly discharge your duties to or further your interest in that business; or

14.1.3 we consider impairs or might reasonably be thought to impair your ability to act in the best interests of our business or that of any Group Company;

PROVIDED THAT you may be interested in any such business, for investment purposes only, as the holder (directly or through nominees) of any units of any authorised unit trust and/or up to 5percent of the issued shares, debentures or other securities of any class of any company which is listed on a Recognised Investment Exchange as defined in Section 207 Financial Service Act.

14.2. You must not without the prior approval of the Board (which will not be refused unreasonably) accept any employment, engagement or office (whether paid or unpaid) with or in any person, firm, company or other organisation outside of any Group Company.

14.3. You must not at any time (whether during or outside normal working hours) take any preparatory steps to become engaged or interested in any capacity whatsoever in any business or venture which is in or is intended to enter into competition with our business or that of any Group Company.

15. CONFIDENTIALITY AND PROTECTION OF BUSINESS

You will in the course of your employment learn trade secrets and confidential or commercially sensitive information (including but not limited to methods, processes, device structures, techniques, shop practices, equipment, research data, opportunities for business marketing and sales information, strategies and pricing, personnel data, customer lists, potential customers, financial data, plans and all other know-how and trade secrets) which is in our possession or that of any Group Company or in respect of which CDT owes a duty of confidentiality to a third party, and which has not been published or disclosed to the general public ("Confidential Information").

You will also deal with our customers, corporate and academic collaborators and those of any Group Company and you agree that you will not: -

15.1. during your employment (save as required for the proper performance of your duties or as duly authorised by us in writing) and at any time after its termination, directly or indirectly use or disclose any Confidential Information.

15.2. during your employment and for six months after its termination, directly or indirectly and whether on your own behalf or on behalf of any other person, firm, company or other body, solicit or entice away or seek to entice away any person who is or was at the date of termination of your employment or during the period of six months preceding the date of termination, employed or engaged by our business or any Group Company in a managerial, research and development, or sales and marketing post and was a person with whom you have dealt during the course of your employment or who by reason of their employment or engagement is likely to have knowledge of any trade secrets or Confidential Information;

15.3. for six months after the termination of your employment carry on your own account or as a partner or be engaged as an employee, officer, consultant or adviser in any other business which is in competition with our business or that of any Group Company with which you have been concerned or engaged to any material extent, for whom you provided services or from whom you had access to Confidential Information during the six months preceding the date of termination (particularly, but without limitation, through commercialising electroluminescent polymers and dendrimer technology) and which we consider requires or might reasonably be thought to require you to disclose or make use of any Confidential Information in order properly to discharge your duties to or to further your interest in that business or venture;

15.4. for a period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly canvas or solicit or procure to be canvassed or solicited in competition with us or any Group Company for whom you provided services or from whom you had access to Confidential Information the custom of any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or any Group Company and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period.

15.5. during the period of six months following the termination of your employment whether on your own account or with, through, for or on behalf of any other person, firm, company or organisation, directly or indirectly deal with or attempt to deal with in competition with us or any Group Company for whom you provided services or from whom you had access to Confidential Information any person, firm, company or organisation whom or which was at any time during the six months prior to the termination of your employment a Customer of ours or of any Group Company and with whom or which you dealt or of whom or of which you have knowledge by virtue of your employment with us during that period.

16. INTELLECTUAL PROPERTY

16.1. If at any time during your employment you conceive, originate, improve, develop, discover or invent (either alone or in conjunction with any person or persons) any products, services, designs, processes, systems or inventions (including but not limited to any and all computer programs, photographs, plans, records, drawings, models, any know-how technique, process, improvement, invention or discovery), which could relate directly or indirectly to our business or that of any Group Company you will immediately disclose to us full details of the same in writing and you shall not disclose the same (or any proposals we communicate to you) to any third party without our prior written consent. You agree that we shall own all documents, drawings, models, samples, prototypes and the like prepared by you and which relate to such rights.

16.2. It is our common intention that all intellectual property and proprietary rights of whatever nature (including (without limitation) inventions, patents, know-how, technical information, copyright, registered design right or unregistered designs or similar rights as well as the right to apply for registered protection for any such rights) arising in the course of or as a result of work done by you during your employment shall belong to us as absolute owner. To the extent that these do not automatically vest in us, you will hold them on trust for us and will take all such steps as we shall direct (whether during your employment hereunder or thereafter) at our expense to sign such documents as are necessary to vest them in us in accordance with the above intention

16.3. You hereby assign (in so far as title does not automatically vest in us as a consequence of your employment) to us by way of future assignment all copyright, designs and other proprietary rights, if any, which may be so assigned for the full term thereof throughout the world in respect of all works (within the meaning of Section 1(1) of the Copyright, Designs and Patents Act 1988 or such other legislation as shall hereafter be enacted containing any like definition or provisions) authored, drawn, written, originated, conceived or otherwise made by you either alone or jointly with any other person or persons during the period of your employment hereunder or pertaining to such subject matter as form part of your duties hereunder. You waive all moral rights conferred on you by Chapter IV, Part I, Copyright Designs and Patents Act 1988 and any other moral rights provided for under the laws now or in future in force in any part of the world arising from any such works.

16.4. You shall if and whenever required so to do by us at our expense apply or join with us in applying for letters patent, utility model, registered design or other protection in any part of the world for any such intellectual property and shall, at our expense, execute or do, or procure to be executed or done, all instruments and things necessary for vesting such intellectual property and all such rights, titles and interest to and in the same in us or in such other person as we may direct or require and we shall (and shall procure that any such other person shall) hold the same and all such right, title and interest to and in the same upon trust for ourselves and (to the extent that it is entitled thereto by Section 39 of the Patents Act 1977 or such other legislation as shall hereafter be enacted containing like provisions) you according to our and your respective interests.

16.5. For the purposes of this clause you hereby irrevocably appoint us, as your attorney in your name and on your behalf to execute any documents and/or do any and all things which are necessary or desirable for us to give effect to the provisions of this clause and we are hereby empowered to appoint and remove in our sole discretion any person as agent and substitute for and on behalf of us in respect of all or any of the matters aforesaid provided always that we shall notify you of each such action in writing.

17. DATA PROTECTION

You understand and agree that CDT is permitted to hold personal information about you as part of its personnel and other business records and may use such information in the course of CDT's business. You agree that CDT may disclose such information to third parties, in the event that such disclosure is, in CDT's view, required for the proper conduct of CDT's business. This clause applies to information held, used or disclosed in any medium.

18. PUBLIC RELATIONS

You agree that you will not either during your employment or at any time after termination of your employment make any statement or give any interview to the news media or submit a letter, learned paper or article for publication about your work for us, about us or about any Group Company or any third party involved with our business, or otherwise without the prior written approval of the Chief Executive or in his absence his deputy. You must promptly inform a director of any requests for statements, interviews, learned papers or articles you receive.

You agree that after the termination of your employment you will not be held out or represented by you or any other person, firm, company or other body, as being in any way connected with or interested in our business or that of any Group Company.

19. HEALTH & SAFETY

You have a duty to take care for your own health and safety and that of other members of staff. You agree to observe our Safety Rules for the time being and to comply with our Health & Safety policies for the time being including those concerning eating, drinking, applying cosmetics and smoking cigarettes or tobacco on our premises.

20. COMPANY PROPERTY

All books, documents, lists, files, data, accounts and records whether or not made by you and whether stored in human readable or machine readable form which may come into your possession during your employment respecting our business or affairs or those of any Group Company or any third party involved with our business (including notes, minutes, memoranda, correspondence and copies of documents made by you in the course of your employment) will belong to us and these and all our other property and documents in your possession, custody, power or control must be returned to us immediately on the termination of your employment.

21. OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

On the termination of your employment hereunder you will:

21.1. forthwith tender your resignation from any office you held with us or any Group Company offices you then hold (without payment or agreement of compensation therefore) and you hereby irrevocably authorise the Company Secretary for the time being on your behalf to sign any documents and do any things necessary or requisite to give effect thereto;

21.2. deliver up to us all correspondence drawings documents and other papers and all other property belonging to us or any Group Company or any third party involved with our business which may be in your possession or control (including such as may have been made or prepared by or have come into your possession or in the course of employment which relate in any way to our business or affairs or those of the Group Company or any third party involved with our business or any suppliers agents distributors or customers) and you must not without our written consent retain any copies thereof;

21.3. if so requested send to the Company Secretary a signed statement confirming that you have complied with a sub-clause 21.1 and 21.2 thereof;

21.4. not at any time represent that you are still connected with us or any Group Company; and

21.5. forthwith discharge all your outstanding obligations to us, whether monetary (e.g. reimbursement of advances) or otherwise, incurred during, by virtue of or in connection with your employment, and agree that without prejudice CDT may withhold payment of any money or delivery of other things due to you by virtue of your employment, whether before or after termination, until you have fully discharged all such obligations to us.

22. COLLECTIVE AGREEMENT

22.1. There are no collective agreements, which affect the terms and conditions of your employment.

23. THIRD PARTY RIGHTS

23.1. Unless expressly provided in clause 23.2 below, no term of this Statement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

23.2. Subject to the Contract (Rights of Third Parties) Act 1999 and to the provisions of this Statement, clauses 14, 15, 16, 18, 20 and 21 may be enforced by any officer, employee or agent of the Company in his or her own right any Group Company in its own right and by any officer, employee or agent of any Group Company in his or her own right.

This Agreement has been executed as a deed on the date of signing as indicated below.

Executed as a Deed by                 )
Mr Jim Veninger                )
On date                ) /s/ Jim Veninger 10/AUG/06
in the presence of:                )

Name of witness: Laurie R Veninger

Address: Easington BB73AF

Executed as a Deed                )
by                 )   /s/ Stephen Chandler
CDT                )
acting by:                ) /s/ Michael Black

                Director        Michael Black

                Director/Secretary        Stephen Chandler